Exhibit 99.1

RAD's SARA, Developed by AITX, Captures Industry Attention Following Dual Wins at ISC West 2025

Recognition Fuels Momentum as SARA Gains Traction in Remote Video Monitoring,
Offering Cost Reduction and Enhanced Security Performance

Detroit, Michigan, April 24, 2025 -- Robotic Assistance Devices, Inc., (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the "Company") (OTCPK:AITX), today announced growing interest and adoption of its Speaking Autonomous Responsive Agent (SARA™) within the security industry. SARA, the Company's AI-driven software platform, received top honors at the 2025 Security Industry Association (SIA) New Products and Solutions (NPS) Awards, winning both the Judges' Choice Award and Best in Threat Detection and Response Solutions. These recent accolades have accelerated awareness and demand for SARA among Remote Video Monitoring (RVM) providers seeking to modernize their operations while reducing labor costs.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC ASSISTANCE DEVICES
SIA NEW PRODUCTS+SOLUTIONS AWARDS
ISC WEST
Robotic Assistance Devices
2025
Threat Detection and Response Solutions
WINNER
Robotic Assistance Devices
2025
Judges' Choice Award
WINNER
SARA™

SARA watches security camera feeds and responds on its own, so there's no need for someone to constantly monitor. For remote video monitoring operators, this means dramatically reduced staffing requirements, faster and more consistent incident detection, and the ability to scale operations without increasing overhead. SARA's voice-interactive deterrence and AI-driven event handling enhance client security profiles while streamlining response protocols and reducing false alarm rates.

The Security Industry Association captured the significance of RAD's presence at ISC West 2025 in a professionally produced video, now available for public viewing. The segment highlights RAD's impactful showcase and features SARA as a focal point of innovation and recognition. With two major New Product Showcase honors awarded to SARA, including the coveted Judges' Choice Award, the video underscores how RAD's AI solutions are not only drawing industry acclaim but also reshaping expectations across the security landscape.

"We developed SARA to solve a very real problem, how to provide reliable, intelligent security coverage without the limitations of human monitoring," said Steve Reinharz, CEO/CTO of AITX and RAD. "To have that vision validated by SIA with two top awards is incredibly meaningful. More importantly, we're seeing real momentum with SARA as remote monitoring providers recognize its ability to reduce costs, strengthen deterrence, and deliver consistent, real-time responses."

Since ISC West, RAD has seen a surge in interest from monitoring centers and integrators seeking to incorporate SARA into their existing infrastructure. Multiple pilot programs are now underway with leading remote video monitoring providers, and several new integrations are soon going live. These deployments are demonstrating how SARA enhances operational efficiency while improving threat detection accuracy and reducing response times. Industry response has been overwhelmingly positive, with security professionals citing SARA's autonomous functionality as a powerful force multiplier in both commercial and critical infrastructure environments.

"The security industry is undergoing a significant shift, and SARA is at the forefront of that transformation," said Mark Folmer, CPP, PSP, President of RAD. "Remote video monitoring has long relied on outdated models that struggle to scale and deliver consistency. With SARA, we're giving security providers a tool that's intelligent, efficient, and able to operate 24/7 without fatigue. The feedback we're receiving from the field confirms what we've believed from the start, SARA is changing the equation."

"At its core, AITX has always been a software company," added Reinharz. "SARA is the result of years of focused development, driven by our belief that AI-powered solutions can solve the most persistent challenges in security. This momentum confirms that our direction is resonating with the industry, and we're only just beginning to show what's possible when intelligent response software takes the lead."

As demand for smarter, more scalable security solutions continues to rise, RAD invites remote monitoring providers, integrators, and enterprise clients to explore how SARA can enhance their capabilities and reduce operational burdens. With proven results, growing industry adoption, and award-winning recognition, SARA is quickly becoming the new standard for AI-driven security performance. More information, including a demonstration of SARA in action, is available by request.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/